Exhibit 10.2
INDYMAC BANK, F.S.B.
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2008)

- i -

- ii -

- iii -

INDYMAC BANK, F.S.B.
DEFERRED COMPENSATION PLAN
(Amended and Restated Effective as of January 1, 2008)
HISTORY AND PURPOSE
     The IndyMac Bank, F.S.B. Deferred Compensation Plan was established effective as of July 1, 1997 as the IndyMac, Inc. Deferred Compensation Plan and was assumed by IndyMac Bank, F.S.B. (“IndyMac Bank”), formerly known as First Federal Savings and Loan Association of San Gabriel Valley (“First Federal”) effective as of July 1, 2000 following IndyMac Bancorp, Inc.’s (“IndyMac Bancorp”) (formerly known as INMC Mortgage Holdings, Inc.) acquisition of SGV Bancorp, Inc. (“SGV Bancorp”), parent company of First Federal, to provide specified benefits to a select group of management and highly compensated employees and directors who contribute materially to the continued growth, development, and future business success of IndyMac Bank and its affiliates. Effective as of January 1, 2001, the INMC Mortgage Holdings, Inc. Deferred Compensation Plan was merged into this Plan and IndyMac Bancorp adopted the Plan for the benefit of a select group of its employees and directors. The Plan was amended and restated as of September 15, 2003. On August 22, 2007, the Plan was further amended and restated to provide Participants the choice to invest their Deferred Account Balances and any future deferrals in a Company Stock Account. Effective as of January 1, 2008 (the “Restatement Date”), the Plan was further amended, restated, and continued in the form set forth below in order to add certain provisions required to be included in the Plan pursuant to Code Section 409A. As permitted under guidance issued under Code Section 409A, the Plan does not contain provisions retroactive to the effective date of Section 409A (January 1, 2005), but the Plan has complied with Section 409A and guidance thereunder since the effective date of such legislation. Each Participant’s Cash Account Balance on the Restatement Date will be substituted for the Participant’s Account Balance immediately prior to the Restatement Date, and each Participant’s Cash Deferral Account on the Restatement Date will equal the Participant’s Deferral Account immediately prior to the Restatement Date. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE 1
DEFINITIONS
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Annual Cash Deferral Amount” shall mean (i) that portion of a Participant’s Base Annual Salary, Incentive Pay, and/or Directors Fees payable in cash that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year, plus (ii) Dividends payable on Director Stock Compensation that a Non-Employee Director elects to have, and is deferred, in accordance with Article 3, for any one Plan Year, plus (iii) Dividends payable during any one Plan Year on Stock Units previously credited to a Participant’s Director Stock Deferral Account. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Cash Deferral Amount shall be the actual amount withheld prior to such event.
1.2	“Annual Company Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.3	“Annual Installment Method” shall mean equal annual installments, with the first installment being paid within the time limits set forth in this Plan for the various benefits available, and the next annual installment, and all annual installments thereafter, being paid between January 1 and March 15 (inclusive) of each subsequent Plan Year. For example, if a Participant Retired on June 30, 2007, and he or she elected the Annual Installment Method, subject to Section 5.4, the first equal installment shall be payable no later than 60 days after Retirement, the next equal installment shall be payable between January 1 and March 15 (inclusive) of each subsequent Plan Year, and each remaining equal installment shall be payable between January 1 and March 15 (inclusive) of each consecutive Plan Year. Unless and until otherwise determined by the Committee, Participants shall not be permitted to elect to receive distributions pursuant to the Annual Installment Method with respect to amounts first earned and deferred in Plan Years subsequent to 2007. The Committee may, in its discretion, permit the use of the Annual Installment Method in the future by adopting a new Election Form which includes such payment method as an election alternative. In the event that the Committee permits the use of the Annual Installment Method in the future, Participants will only be permitted to make such election prospectively with respect to amounts which are earned and deferred subsequent thereto.

1.4	“Annual Director Stock Deferral Amount” shall mean that portion of a Non-Employee Director’s Director Stock Compensation that a Non-Employee Director elects to have, and is deferred, in accordance with Article 3, for any one Plan Year.

1.5	“Annual Company Stock Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Incentive Pay and/or Director Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year.

1.6	“Bancorp” shall mean IndyMac Bancorp, Inc. (formerly known as IndyMac Mortgage Holdings, Inc. and INMC Mortgage Holdings, Inc.), a Delaware corporation.

1.7	“Base Annual Salary” shall mean the annual cash compensation paid during any calendar year, excluding the Incentive Pay, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.
1.8	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.9	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes and submits in order to designate one or more Beneficiaries.

1.10	“Board” shall mean the board of directors of the Company.

1.11	“Bonus” shall mean any cash compensation, in addition to Base Annual Salary and Commissions, relating to services performed during any calendar year, whether or not paid in such calendar year, payable to a Participant under any Employer’s bonus and cash incentive plans. Notwithstanding the foregoing, any amount which is deferred under the IndyMac Bancorp, Inc. Senior Manager and Non-Employee Director Deferred Compensation Plan shall not be considered to constitute Bonus for purposes of this Plan.

1.12	“Cash Account Balance” shall mean, with respect to a Participant, the sum of: (i) the Cash Deferral Account; and (ii) if applicable, the vested portion of the Company Matching Account balance. This account, and each other specified account, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.13	“Cash Deferral Account” shall mean: (i) the sum of all of a Participant’s Annual Cash Deferral Amounts; plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Cash Deferral Account; less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Cash Deferral Account.

1.14	“CCI” shall mean Countrywide Credit Industries, Inc., a Delaware corporation.

1.15	“Change in Control,” for purposes of this Plan, shall have the meaning set forth in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated, or if a subsequent incentive plan is adopted by the Board of Directors of the Public Company and approved by the shareholders thereof, then the definition of “Change in Control” in such subsequent plan, if applicable, shall be used for purposes of this Plan.

1.16	“Claimant” shall have the meaning set forth in Section 14.1.

1.17	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.18	“Commissions” shall mean any cash compensation, in addition to Base Annual Salary and Bonus, paid in a calendar year by any Employer to a Participant in the form of commissions.

1.19	“Committee” shall mean the committee described in Article 12.

1.20	“Company” shall mean IndyMac Bank, F.S.B. (the successor in interest to IndyMac, Inc.), a federally chartered savings bank, and any successor to all or substantially all of the Company’s assets or business.

1.21	“Company Stock Account Balance” shall mean, with respect to a Participant, the sum of: (i) the Company Stock Deferral Account; and (ii) the vested portion of the Company Matching Account balance, if applicable.

1.22	“Company Matching Account” shall mean: (i) the sum of the Participant’s Annual Company Matching Amounts; plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Account; less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Account.

1.23	“Company Stock Deferral Account” shall mean: (i) the sum of the Annual Company Stock Deferral Amounts; plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Annual Company Stock Deferral Account; less (iii) all distributions made to the Participant or his or her beneficiary pursuant to this Plan that relate to the Company Stock Deferral Account. This account, and each other specified account, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.24	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited with additional amounts in accordance with Section 3.9 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

1.25	“Director” shall mean any member of the board of directors of any Employer.

1.26	“Directors Fees” shall mean the annual fees paid in cash compensation to a Participant by any Employer, including retainer fees and meeting fees, as compensation for serving on the board of directors.

1.27	“Director Stock Compensation” shall mean compensation paid to a Participant by any Employer for services provided as a Non-Employee Director, in the form of Company Restricted Stock or Restricted Stock Units granted pursuant to the IndyMac Bancorp, Inc. Board Compensation Policy & Stock Ownership Requirements, or such other board compensation policy as the Plan Sponsor may maintain from time to time, and the IndyMac Bancorp, Inc. 2002 Incentive Plan (or any successor plan).

1.28	“Director Stock Deferral Account” or “Director Stock Account Balance” shall mean: (i) the sum of the Annual Director Stock Deferral Amounts; plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Director Stock Deferral Account; less (iii) all distributions made to the Non-Employee Director or his or her beneficiary pursuant to this Plan that relate to the Director Stock Deferral Account. This account, and each other specified account, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.29	“Disability” shall mean (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

1.30	“Dividends” shall mean the dividends payable on the shares of Stock equal to the number of Stock Units credited to a Participant’s Directors Stock Deferral Account and a Participant’s Company Stock Deferral Account.

1.31	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes and submits in order to make an election under the Plan.

1.32	“Employee” shall mean a person who is an employee of any Employer.

1.33	“Employer(s)” shall mean the Company and/or any of its affiliates (now in existence or hereafter formed or acquired) that have been designated by the Committee to participate in the Plan.

1.34	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.35	“Fair Market Value” shall have the same meaning as that phrase is used in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (or any successor plan).

1.36	“Incentive Pay” shall mean Bonus and Commissions, collectively.

1.37	“Investment Election” means an election made by a Participant with regard to the allocation of Base Annual Salary, Incentive Pay, and/or Directors Fees, into the Cash Deferral Account, and/or the Company Stock Deferral Account pursuant to Section 3.3.

1.38	“Non-Employee Director” shall mean each Director who is not an employee of the Company or any affiliate of the Company.

1.39	“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who submits a completed Election Form and a completed Beneficiary Designation Form, (iv) whose Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.40	“Plan” shall mean the IndyMac Bank, F.S.B. Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.

1.41	“Plan Year” shall mean, a period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.42	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

1.43	“Restricted Stock”, “Restricted Stock Unit” or “Stock Unit” shall have the same meanings as are used in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (or any successor plan).

1.44	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-two (62) or (b) age fifty-five (55) with five (5) Years of Service; and shall mean with respect to a Director who is not an Employee, severance of his or her directorships with all Employers on or after the later of (y) the attainment of age sixty (60), or (z) in the sole discretion of the Committee, an age later than age sixty (60). If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director; provided, however, that such a Participant may elect, at least one year prior to Retirement and in accordance with the policies and procedures established by the Committee, to Retire for purposes of this Plan at the time he or she Retires as an Employee, which Retirement shall be deemed to be a Retirement as an Employee.

1.45	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.46	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.47	“Specified Employee” has the meaning assigned to such term in Code Section 409A(2)(b)(i) and regulations thereunder. The Company’s Specified Employees shall be determined in accordance with rules adopted by the Board of Directors of Bancorp or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Bancorp and the Company, as to the determination of Specified Employees.

1.48	“Stock” shall mean shares of Common Stock of Bancorp.

1.49	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.50	“Termination of Employment” shall mean separation from service with the Employers as determined under Code Section 409A and applicable guidance.

1.51	“Trust” shall mean the Indymac Bancorp, Inc. Senior Manager and Non-Employee Director Deferred Compensation Plan and Indymac Bank, F.S.B. Deferred Compensation Plan Trust Agreement.

1.52	“Unforeseeable Financial Emergency” shall mean a severe financial hardship resulting from an illness or accident of the Participant or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Except as otherwise provided herein, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or dependent is faced with an unforeseeable emergency is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the arrangement.

1.53	“Years of Service” shall mean the total number of full years in which a Participant has been employed by or in the service of one or more Employers. For purposes of this definition, a year of employment or service shall be a 12 month period that commences on the Employee’s or Director’s effective date of hire or service and that, for any subsequent year, commences on an anniversary of that effective date of hire or service. Any partial year of employment or service shall not be counted. For purposes of this definition, the total number of full years in which the Participant was employed by or in the service of: (i) CCI prior to 1997; and/or (ii) Bancorp prior to 2001, shall be counted.
ARTICLE 2
SELECTION, ENROLLMENT, ELIGIBILITY
2.1	Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees, and Directors, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees and/or Directors to participate in the Plan.
2.2	Eligibility; Enrollment Requirements. As a condition to participation, each selected Employee and/or Director shall submit a completed Election Form and a completed Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3	Commencement of Participation. Provided an Employee and/or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including submitting all required documents within the specified time period, that Employee and/or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee and/or Director completes all enrollment requirements. If an Employee and/or Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee and/or Director shall not commence participation in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.
ARTICLE 3
DEFERRAL COMMITMENTS/CREDITING/TAXES
3.1	Minimum Deferral:
(a)	Base Annual Salary, Incentive Pay, and Directors Fees. Subject to Sections 3.2 and 3.3 below, for each Plan Year, a Participant may elect to defer his or her Base Annual Salary, Incentive Pay, and/or Directors Fees, provided that the amounts so elected for that Plan Year total (or are expected to total), in the aggregate, at least $2,000. If no election is made, the amount deferred shall be zero.

(b)	Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral pursuant to Section 3.1(a) above shall be an amount equal to $2,000, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

(c)	Non-Employee Director Stock Compensation. Subject to Section 3.3 below, for each Plan Year, a Non-Employee Director may elect to defer his or her Director Stock Compensation under the Plan. For Director Stock Compensation deferred by a Non-Employee Director pursuant to Section 3.3, the Non-Employee Director’s Director Stock Deferral Account shall be credited with Stock Units equal to the number of shares of Stock as to which the Director has elected deferred receipt. If no election is made, the amount deferred shall be zero.
3.2	Maximum Deferral:
(a)	For each Plan Year, a Participant may elect to defer as his or her Annual Cash Deferral Amount, Base Annual Salary, Incentive Pay, and/or Directors Fees, and as his or her Annual Director Stock Deferral Amount, Director Stock Compensation, up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	25%
Incentive Pay	100%
Directors Fees	50%
Director Stock Compensation	100%
(b)	Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, for that Plan Year only, a Participant may elect to defer, as his or her Annual Cash Deferral Amount, with respect to Base Annual Salary, Commissions, and/or Directors Fees that accrue after the date of entry into the Plan, a dollar amount up to an amount equal to the limits set forth above multiplied by such Participant’s total amount of Base Annual Salary, Commissions, and/or Directors Fees for the entire Plan Year. With respect to Bonus, a Participant may elect to defer only a portion of such compensation, determined by multiplying the compensation for such period by a fraction, the numerator of which is the number of days remaining in the period during which the compensation is earned, and the denominator of which is the total number of days in such period.

3.3	Election to Defer; Investment Election; Effect of Election Form:
(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, an Investment Election for such year, and such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed by the Participant, timely submitted (in accordance with Section 2.2 above) and accepted by the Committee. If no such Election Form is timely submitted for the Participant’s first Plan Year, the Participant’s Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount shall be zero for that Plan Year.

(b)	Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, an Investment Election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely submitted for a Plan Year, the Participant’s Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount shall be zero for that Plan Year.

(c)	Investment Election. A Participant’s Investment Election for a given Plan Year shall specify (in increments of twenty-five percent (25%)), the amount of the Annual Cash Deferral Amount to be allocated to the Participant’s Cash Deferral Account and/or Company Stock Deferral Account. The Committee may permit Participants to submit new Investment Elections with respect to a Plan Year during specified periods; provided that any change in a Participant’s Investment Election shall be prospective only and shall apply only with respect to the portion of the Annual Cash Deferral Amount which the Participant earns subsequent to a date specified by the Committee and following submission the new Investment Election.

(d)	Special Investment Election for 2007. In connection with the amendment and restatement of this Plan, Participants shall be given the opportunity to make an Investment Election during 2007. Pursuant to such Investment Election, each Participant shall be entitled to invest all or less than all of his or her Cash Account Balance, and all remaining deferrals in Plan Year 2007, in the Company Stock Deferral Account in accordance with Section 3.3(c). If no Investment Election form is timely submitted for Plan Year 2007, the Participant’s existing Cash Account Balance shall remain in his or her Cash Account, and no deferrals for Plan Year 2007 shall be invested in the Company Stock Deferral Account.

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Cash Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Incentive Pay, Directors Fees, and/or Dividends portion of the Annual Cash Deferral Amount shall be withheld at the time the Incentive Pay, Directors Fees, and/or Dividends are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
3.5	Annual Company Matching Amount. For each Plan Year, a Participant’s Employer, in its sole discretion, may, but is not required to, credit any amount it desires to that Participant’s Company Matching Account, which amount shall be for that Participant the Annual Company Matching Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to a Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Matching Amount for that Plan Year. The Annual Company Matching Amount, if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by that Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, the Annual Company Matching Amount for that Plan Year shall be zero.
3.6	Company Stock Account. The Trustee shall, as soon as practicable following withholding of the Base Annual Salary, Incentive Pay, or Directors Fees, as applicable, apply the aggregate amount of cash that is allocated to the Participants’ Company Stock Account toward the purchase of a block of shares of Stock. The amount of shares so purchased with respect to any deferred amount shall be allocated to a Participant (and credited to the Participant’s Company Stock Account) in the proportion determined by comparing the amount of the Base Annual Salary, Incentive Pay, and/or Directors Fees elected to allocate to his or her Company Stock Account to the aggregate amount of deferred amounts which all Participants elected to allocate to their Company Stock Accounts for such date. For example, if a Participant elects to defer $1,000 of Base Annual Salary into his or her Company Stock Account and all other Participants elect to defer an aggregate of $9,000 into their Company Stock Accounts, the Trustee shall purchase shares of Stock having an aggregate value of $10,000, and the Participant’s Company Stock Account shall be allocated one-tenth (1/10) of such shares. Dividends paid with respect to Stock credited to a Participant’s Company Stock Account shall be converted to shares of Stock as soon as practicable following the payment of the dividend. Other adjustments or changes to the Stock in general, including changes as a result of mergers or other corporate transactions, shall be applied to the Stock credited to a Participant’s Company Stock Account. No interest will be credited with respect to any balance in a Participant’s Company Stock Account.
3.7	Investment of Trust Assets. The trustees of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.
3.8	Vesting
(a)	Cash Deferral Account. A Participant shall at all times be 100% vested in his or her Cash Deferral Account, except with respect to any Dividends held in a Participant’s Cash Deferral Account, which shall vest in accordance with Section 3.8(c).

(b)	Company Matching Account. Except as provided in Section 3.8(d), a Participant shall be vested in each of his or her Annual Company Matching Amounts, if any, and interest thereon, if any, as follows:

Vested Percentage of
Annual Company
Matching Amount
Years of Service	and Interest Thereon
Less than 1 year 1 year or more, but less than 2 2 years or more, but less than 3 3 years or more, but less than 4 4 years or more, but less than 5 5 years or more	0% 20% 40% 60% 80% 100%
Notwithstanding anything to the contrary contained in this Section 3.8(b), in the event of his or her Retirement, termination on account of Disability, or a Change in Control, a Participant’s Company Matching Account shall immediately become 100% vested.
(c)	Director Stock Deferral Account. Except as provided in Section 3.8(e), a Participant shall be vested in each of his or her respective Annual Director Stock Deferral Amounts, and the Dividends relating to the Stock Units underlying such Annual Director Stock Deferral Amounts, if any, as follows:

Years of Service Earned
After the Grant Date	Vested Percentage of
of Each Respective	Each Annual Director
Stock Unit Award	Stock Deferral Amount
Less than 1 year 1 year or more, but less than 2 2 years or more, but less than 3 3 years or more	0% 33% 33% 34%
Notwithstanding anything to the contrary contained in this Section 3.8(c), in the event of his or her death, Retirement, termination on account of Disability,

or a Change in Control, a Participant’s Director Stock Deferral Account shall immediately become 100% vested.
(d)	Company Stock Deferral Account. A Participant shall at all times be 100% vested in his or her Company Stock Deferral Account.

(e)	Forfeiture. Notwithstanding anything to the contrary contained in Sections 3.8(b) or 3.8(c) above or any other Section of this Plan that may be construed to the contrary, the Participant’s Employer, in its discretion, shall have the right to suspend and/or cause the Participant to forfeit all rights to receive any or all payments otherwise due hereunder in respect of such Participant’s Company Matching Account or Director Stock Deferral Account, if such Participant, at any time, whether or not employed by that Employer:
(i)	works for or conducts or maintains any business, enterprise, or organization that is in the same line of business or enterprise as any of the Employers and competes directly or indirectly with any of the Employers, in violation of the terms of any contractual provisions between the Company, or any Employer, and the Participant;

(ii)	divulges confidential information of any Employer to competitors of any Employer or any other party not authorized to receive such information;

(iii)	is convicted of a misdemeanor which results in a jail sentence of one year of more; or

(iv)	is convicted of a felony.

The foregoing shall apply without regard to whether the Participant’s work, business, release of information, or conviction, as the case may be, has any demonstrable adverse effect on the Company or any Employer. Any determination made by the Participant’s Employer with regard to suspension and/or forfeitures under this Section 3.8(e) shall be final and conclusive.
3.9	Crediting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited to a Participant’s Cash Account Balance, Company Stock Account Balance or Director Stock Account Balance, if applicable, in accordance with the following rules:
(a)	Prior to Distribution of Cash Account Balance. Prior to a distribution of any portion of the Participant’s Cash Account Balance under Articles 4, 5, 6, 7, or 8 below, the Participant’s Cash Account Balance shall be credited with interest on a daily basis. The interest rate used to credit the Participant’s Cash Account Balance shall be the rate provided for in Section 3.9(e) below. If a distribution is made under this Plan, the Participant’s Cash Account Balance shall be credited with interest until the date on which the distribution is made.
(b)	Prior to Distribution of Company Stock Account Balance. In the event that a Participant elects to invest deferred Base Annual Salary, Incentive Pay, or Director Fees into the Company Stock Account, the Employer shall deliver such deferred amounts to the Trustee as soon as practicable following their withholding (typically, on a biweekly basis, or such other period that corresponds to the Company’s normal payroll practices). Within three business days following receipt of such deferred amounts, the Trustee shall apply the aggregate amount of cash that is allocated to the Participants’ Company Stock Account from such withholding toward the purchase of a block of shares of Stock. Stock Units shall be credited to the Participant’s Company Stock Account in the proportion determined by comparing the aggregate amount of the Base Annual Salary, Incentive Pay, and Director Fees which he or she elected to allocate to his or her Company Stock Account with respect to such withholding date to the aggregate amount of deferred amounts which all Participants elected to allocate to their Company Stock Accounts with respect to such withholding date. For example, if a Participant elects to defer $1,000 of Base Annual Salary into his or her Company Stock Account for a payroll period and all other Participants elect to defer an aggregate of $9,000 into their Company Stock Accounts for the same payroll period, within three business days following the trustee’s receipt of the withheld amounts, the trustee shall purchase shares of Stock having an aggregate value of $10,000, and the Participant’s Company Stock Account shall be credited with a number of Stock Units equal to one-tenth (1/10) of such shares. Prior to distribution of any portion of the Stock Account Balance under Articles 4, 5, 6, 7 or 8 below, in the event a stock dividend or similar event has occurred since the date any Stock Units were credited to the Participant’s Company Stock Deferral Account, a Participant’s Company Stock Deferral Account will be adjusted in accordance with the provisions of the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (or any successor plan) relating to adjustments to reflect mergers, consolidations, and changes in capitalization of Bancorp. The trustee of the Trust shall convert cash dividends paid with respect to Stock held in relation to the Company Stock Account into shares of Stock via purchase of a block of shares of Stock as soon as practicable following the payment of the dividend, and each Participant’s Company Stock Account shall be credited with Stock Units in the same manner as described above for regular deferrals. No interest will be credited with respect to any balance in a Participant’s Company Stock Account, whether before or after the allocation of Stock Units.
(c)	Prior to Distribution of Director Stock Account Balance. Prior to distribution of any portion of the Stock Account Balance under Articles 4, 5, 6, 7 or 8 below, in the event a stock dividend or similar event has occurred since the date any Stock Units were credited to the Participant’s Director Stock Deferral Account, a Participant’s Director Stock Deferral Account will be adjusted in accordance with the provisions of the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated (or any successor plan) relating to adjustments to reflect mergers, consolidations, and changes in capitalization of Bancorp.
(d)	Installment Distribution. If a Participant’s Cash Account Balance is to be paid under the Annual Installment Method, such payments shall be determined by amortizing the Participant’s Cash Account Balance over the number of years elected, using the interest rate specified in the following sentence. The interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the interest rate provided for in Section 3.9(e) below for the Plan Year in which installment payments commence and the interest rate provided for in Section 3.9(e) below for the two preceding Plan Years. This rate shall be treated as the nominal rate for making such calculations. If a Participant has completed fewer than three Plan Years, this average shall be determined using the interest rate provided for in Section 3.9(e) below for the Plan Years during which the Participant participated in the Plan. If a Participant’s Stock Account Balance is to be distributed under the Annual Installment Method, such distributions shall continue to be adjusted in accordance with Section 3.9(c) above.

(e)	Interest Rate. The rate of interest for a Plan Year shall be determined and announced by the Committee before such Plan Year.
3.10	FICA and Other Taxes. Each Plan Year, the Participant’s Employer shall determine the amount of FICA and other employment taxes that the Employer must withhold for such Participant. The Employer shall withhold this amount from that portion of the Participant’s Base Annual Salary and/or Incentive Pay that is not being deferred under the Plan. If necessary, the Committee shall reduce the Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount in order to comply with this Section. In addition, the Participant’s Employer and/or trustee of the Trust shall withhold from any payments made to the Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of that Employer.
ARTICLE 4
SHORT-TERM PAYOUT; UNFORESEEABLE FINANCIAL EMERGENCIES; WITHDRAWAL ELECTION
4.1	Short-Term Payout. In connection with each election to defer an Annual Cash Deferral Amount, Annual Company Stock Deferral Amount or Annual Director Stock Deferral Amount, a Participant may irrevocably elect to receive a future “Short-Term Payout” from the Plan with respect to all of that Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount. Subject to the Deduction Limitation, the Short-Term Payout shall be equal to the sum of the Annual Cash Deferral Amount, Annual Company Stock Deferral

Amount and the Annual Director Stock Deferral Amount elected to be paid as a Short-Term Payout, plus amounts credited in the manner provided in Section 3.9 above on that amount. The Short-Term Payout amount shall be payable in a lump sum. Subject to the other terms and conditions of this Plan, the lump sum payment shall be made, subject to the Deduction Limitation, within 60 days after the first day of the Plan Year elected by the Participant; provided that no election shall be effective unless the Plan Year elected is at least three Plan Years after the last day of the Plan Year to which the Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount relates. By way of example, if a Short-Term Payout is elected for amounts that are deferred in the Plan Year commencing January 1, 2010, the Short-Term Payout can become payable no earlier than the 60 day period commencing on January 1, 2013.
4.2	Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Cash Deferral Amount, Annual Company Stock Deferral Amount or Annual Director Stock Deferral Amount, plus amounts credited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the sum of the Participant’s Cash Account Balance and Stock Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section shall not be subject to the Deduction Limitation.
ARTICLE 5
RETIREMENT BENEFIT
5.1	Retirement Benefit. Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Cash Account Balance and Stock Account Balance to the extent that such balances are vested.
5.2	Payment of Retirement Benefit. Prior to Plan Year 2008, a Participant, in connection with his or her commencement of participation in the Plan, could elect on an Election Form to receive the Retirement Benefit (i) in a lump sum, or (ii) pursuant to an Annual Installment Method of 5, 10, 15 or 20 years. Unless and until otherwise determined by the Committee, Participants shall not be permitted to elect to receive distributions pursuant to an Annual Installment Method with respect to amounts first earned and deferred in Plan Years subsequent to 2007. The Committee may, in its discretion, permit the use of the Annual Installment Method in the future by adopting a new Election Form which includes such payment method as an election alternative. In the event that the Committee permits the use of the Annual Installment Method in the future, Participants will only be permitted to make such election prospectively with respect to amounts which are earned and deferred subsequent thereto. To the extent that the Committee later authorizes elections for distribution in a form other than a lump sum, the Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s Retirement and is accepted by the Committee in its sole discretion and provided further that any such subsequent election must defer the commencement of distribution of the Retirement Benefit for a period of at least five (5) years from the date that such payment would have otherwise commenced. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date the Participant Retires, provided, however, that the actual payment date, with respect to a lump sum payment, or the actual payment commencement date, with respect to installment payments, within such 60-day period shall be determined by the Committee in its sole discretion. Any payment made shall be subject to the Deduction Limitation. A Participant shall only receive his or her Stock Account Balance in the form of shares of Stock. The Participant shall receive the number of shares of Stock equal to the number of vested Stock Units credited to his or her Stock Account Balance immediately prior to such distribution (with any fractional share of Stock rounded to the nearest whole share).
5.3	Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of months and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.
5.4	Limitation on Specified Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of benefits under this Article 5 with respect to a Specified Employee of the Company shall not be made within six months following his Termination of Employment, except in the event of death.
ARTICLE 6
PRE-RETIREMENT SURVIVOR BENEFIT
6.1	Pre-Retirement Survivor Benefit. Subject to the Deduction Limitation, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the sum of the Participant’s Cash Account Balance and Stock Account Balance if the Participant dies before he or she Retires or experiences a Termination of Employment.

6.2	Payment of Pre-Retirement Survivor Benefit. Prior to Plan Year 2008, a Participant, in connection with his or her commencement of participation in the Plan, could elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary (i) in a lump sum, or (ii) pursuant to an Annual Installment Method of 5, 10, 15 or 20 years. Unless and until otherwise determined by the Committee, Participants shall not be permitted to elect to receive distributions pursuant to the Annual Installment Method with respect to amounts first earned and deferred in Plan Years subsequent to 2007. The Committee may, in its discretion, permit the use of the Annual Installment Method in the future by adopting a new Election Form which includes such payment method as an election alternative. In the event that the Committee permits the use of the Annual Installment Method in the future, Participants will only be permitted to make such election prospectively with respect to amounts which are earned and deferred subsequent thereto. To the extent that the Committee later authorizes elections for distribution in a form other than a lump sum, the Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee. The Election Form most recently accepted by the Committee prior to the Participant’s death shall govern the payout of the Participant’s Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant’s death, provided, however, that the actual payment date, with respect to a lump sum payment, or the actual payment commencement date, with respect to installment payments, within such 60-day period shall be determined by the Committee in its sole discretion. Any payment made shall be subject to the Deduction Limitation.
ARTICLE 7
TERMINATION BENEFIT
7.1	Termination Benefit. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the sum of the Participant’s Cash Account Balance and Stock Account Balance.
7.2	Payment of Termination Benefit. Prior to Plan Year 2008, a Participant, in connection with his or her commencement of participation in the Plan, could elect on an Election Form to receive the Termination Benefit (i) in a lump sum, or (ii) pursuant to an Annual Installment Method of 5, 10, 15 or 20 years. Unless and until otherwise determined by the Committee, Participants shall not be permitted to elect to receive distributions pursuant to the Annual Installment Method with respect to amounts first earned and deferred in Plan Years subsequent to 2007. The Committee may, in its discretion, permit the use of the Annual Installment Method in the future by adopting a new Election Form which includes such payment method as an election alternative. In the event that the Committee permits the use of the Annual Installment Method in the future, Participants will only be permitted to make such election prospectively with respect to amounts which are earned and deferred subsequent thereto. To the extent that the Committee later authorizes elections for distribution in a form other than a lump sum, the Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one year prior to the Participant’s Termination and is accepted by the Committee in its sole discretion and provided further that any such subsequent election must defer the commencement of distribution of the Termination Benefit for a period of at least five (5) years from the date such payment would have otherwise commenced. The Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant’s Termination of Employment, provided, however, that the actual payment date, with respect to a lump sum payment, or the actual payment commencement date, with respect to installment payments, within such 60-day period shall be determined by the Committee in its sole discretion. Any payment made shall be subject to the Deduction Limitation. A Participant shall only receive his or her Stock Account Balance in the form of shares of Stock. The Participant shall receive the number of shares of Stock equal to the number of vested Stock Units credited to his or her Stock Account Balance immediately prior to such distribution (with any fractional share of Stock rounded to the nearest whole share).
7.3	Limitation on Specified Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of benefits under this Article 7 with respect to a Specified Employee of the Company shall not be made within six months following his Termination of Employment, except in the event of death.
ARTICLE 8
DISABILITY WAIVER AND BENEFIT
8.1	Disability Waiver:
(a)	Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and/or Annual Director Stock Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary, Incentive Pay, Directors Fees and Director Stock Compensation for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.
(b)	Return to Work. If a Participant returns to employment or service as an Employee or Director, with any Employer after a Disability ceases, the Participant may elect to defer an Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and an Annual Director Stock Deferral

Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is submitted and accepted by the Committee for each such election in accordance with Section 3.3 above.
8.2	Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed or in the service of an Employer as a Director, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles.
ARTICLE 9
BENEFICIARY DESIGNATION
9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Participant’s Employer in which the Participant participates.
9.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.
9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
9.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.
ARTICLE 10
LEAVE OF ABSENCE
10.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by that Employer and the Annual Cash Deferral Amount, Annual Company Stock Deferral Amount and Annual Director Stock Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.
10.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by that Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
10.3	Leave of Absence. Notwithstanding the above, a Participant shall be deemed to have incurred a Termination of Employment with the Employer for purposes of this Plan unless such Participant’s “bona fide leave of absence” does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant shall be deemed to have incurred a Termination of Employment on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

ARTICLE 11
TERMINATION, AMENDMENT OR MODIFICATION
11.1	Termination. Each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees and Directors by action of its board of directors. Upon the termination of the Plan with respect to any Employer, participation of the affected Participants who are employed by that Employer or in the service of that Employer as a Director shall terminate and their Cash Account Balances and Stock Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: (a) prior to a Change in Control: (i) if the Plan is terminated with respect to all of its Participants, the Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with amounts credited during the installment period as provided herein; (ii) if the Plan is terminated with respect to less than all of its Participants, the Employer shall be required to pay such benefits in a lump sum; (b) after a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan must comply with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(ix) and shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Cash Account Balance and Stock Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule). The applicable interest rate to be used as the discount rate for determining such present value shall be a reasonable discount rate selected by the Committee from time to time.
11.2	Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Cash Account Balance and Stock Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

11.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s participation in the Plan shall terminate.
ARTICLE 12
ADMINISTRATION
12.1	Committee Duties. This Plan shall be administered by the Company’s Employee Benefits Fiduciary Committee (the “Committee”). Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.
12.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
12.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
12.4	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.
12.5	Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.
ARTICLE 13
OTHER BENEFITS AND AGREEMENTS
13.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s

Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 14
CLAIMS PROCEDURES
14.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
14.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below.
14.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;
(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
14.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.
14.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE 15
TRUST
15.1	Establishment of the Trust. The Company established the Trust, and each Employer may transfer over to the Trust such assets as the Employer determines, in its sole discretion.
15.2	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
15.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE 16
MISCELLANEOUS
16.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 40l(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of any Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged assets of that Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money or shares of Stock in the future.
16.3	Employer’s Liability. If an Employer’s employee or director becomes a Participant, then only that Employer shall be liable for the benefits that the Participant earns during the time that the Participant is an Employee or Director of that Employer. The other Employers shall not be liable for any of the benefits that the Participant earns during this period. Notwithstanding the foregoing, the Company shall be liable for the benefits that the participants of the INMC Mortgage Holdings, Inc. Deferred Compensation Plan earned under such plan prior to January 1, 2001, and the Company shall be liable for IndyMac Resources, Inc.’s obligations under the Plan in the event IndyMac Resources, Inc. fails to perform them.
16.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof. Such amounts are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
16.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and a Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement between a Participant and his or her Employer. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
16.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
16.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply;

and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
16.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of law principles.
16.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Employee Benefits Fiduciary Committee
IndyMac Bank, F.S.B. Deferred Compensation Plan
888 E. Walnut Street
Pasadena, CA 91101
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Alternatively, the Committee may approve alternative methods of delivery, including electronic or online methods, from time to time. Participants will receive written notification of any such alternative delivery methods.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

16.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

16.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
16.15	Domestic Relations Order. The Committee is authorized to accelerate the time or schedule of any payment, or to make a payment under the Plan to an individual other than a Participant, to the extent necessary to fulfill a “domestic relations order,” as such term is defined in Code Section 414(p)(1)(B). In no event shall any Participant have a direct or indirect election as to whether the Committee’s discretion will be exercised in such an event. The Plan may charge the Participant’s account for actual legal expenses and costs if the Plan consults with legal counsel regarding the status of the order.
16.16	Distribution in the Event of Taxation:
(a)	Income Inclusion under Section 409A. If, for any reason, the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder and a Participant is required to include an amount in income as a result of such failure, the Committee is authorized to accelerate the time or schedule of a payment, or to make a payment under the Plan; provided that such payment may not exceed the amount required to be included in income as a result of such failure. In no event shall any Participant have a direct or indirect election as to whether the Committee’s discretion will be exercised in such an event.

(b)	Payment of Employment Taxes. The Committee is authorized to accelerate the time or schedule of any payment, or to make a payment under the Plan to pay (i) the Federal Insurance Contributions Act (FICA) tax imposes under Code Sections 3101, 3121(a), and 3121(v)(2), where applicable, on compensation deferred under the Plan, (ii) the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and (iii) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided that such payment may not exceed the aggregate of the FICA amount and the income tax withholding related to such FICA amount. In no event shall any Participant have a direct or indirect election as to whether the Committee’s discretion will be exercised in such an event.
16.17	Insurance. The Employers, on their own behalf or on behalf of the trustees of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustees of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.
16.18	Legal Fees To Enforce Rights After Change in Control. It is the intent of the Company that a Participant not be required to incur legal fees and related expenses associated with the interpretation, enforcement or defense of the Participant’s rights in connection with any dispute arising under this Plan following a Change in Control. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes or threatens to take any action to declare the Plan void or unenforceable or institutes any proceeding or other legal action designed to deny, diminish or to recover from any Participant the benefits provided or intended to be provided to the Participant hereunder, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice to advise and represent such Participant in connection with any such dispute or proceeding, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction, and the Company or the Participant’s Employer (which shall be jointly and severally liable) shall reimburse the Participant for all legal fees and expenses actually incurred by the Participant in connection with any such dispute or proceeding. All such payments shall be made within 10 business days after delivery of the Participant’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company or the Participant’s Employer may reasonably require, but in no event shall any such payment be made later than the last day of the Participant’s tax year following the Participant’s tax year in which the fee or expense was incurred. Notwithstanding the foregoing, the Company’s and the Participant’s Employer’s reimbursement obligations pursuant to this Section 16.18 shall be limited to expenses incurred during the Participant’s lifetime, and the amount of expenses eligible for reimbursement during a given taxable year of the Participant shall not affect the expenses eligible for reimbursement in any other taxable year. The Participant’s right to reimbursement pursuant to this Section 16.18 shall not be subject to liquidation or exchange for another benefit.

     IN WITNESS WHEREOF, the Company has amended and restated this Plan document as of September 17, 2007, to be effective as of January 1, 2008.

“Company” IndyMac Bank, F.S.B., a federally chartered savings bank

Date: October 12, 2007	By:	/s/ RAYMAN K. MATHODA
		Name:	Rayman K. Mathoda
		Title:	EVP, Chief People and Efficiency Officer, IndyMac Bank, F.S.B.